UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                           GULFPORT ENERGY CORPORATION
                                (Name of issuer)

                     Common Stock, $.01 Par Value Per Share
                         (Title of class of securities)

                                   402635-10-6
                                 (CUSIP number)

                                 Arthur H. Amron
                               Wexford Capital LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
       (Name, address and telephone number of person authorized to receive notices and communications)

                                  May 22, 2001
             (Date of event which requires filing of this statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule SS.240.13d-7



                                                             Page 1 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                             Wexford Capital LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)


--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF


--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                             Connecticut

--------------------------------------------------------------------------------

                        7.  Sole Voting Power                                  0
    Number of Shares    --------------------------------------------------------
    Beneficially        8.  Shared Voting Power                        1,904,485
    Owned by Each           (see Item 5 below)
    Reporting           --------------------------------------------------------
    Person With         9.  Sole Dispositive Power                             0
                        --------------------------------------------------------
                        10. Shared Dispositive Power                   1,904,485
                            (see Item 5 below)

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     1,904,485

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     18.6%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 2 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                  Wexford Spectrum Investors LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                    (a) [x]
    (See Instructions)                                                  (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                       WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                        7.  Sole Voting Power                                 0
    Number of Shares    --------------------------------------------------------
    Beneficially        8.  Shared Voting Power                          11,138
    Owned by Each           (see Item 5 below)
    Reporting           -------------------------------------------------------
    Person With         9.  Sole Dispositive Power                            0
                        --------------------------------------------------------
                        10. Shared Dispositive Power                      11,138
                            (see Item 5 below)

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                        11,138

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      0.1%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 3 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------

1.  Names of Reporting Persons.                   Wexford Spectrum Advisors, LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)          11,138
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)     11,138

11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                        11,138

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      0.1%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------
                                                              Page 4 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.       Wexford Special Situations 1996, L.P.
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         608,702
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    608,702

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       608,702

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      6.0%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 5 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                  Wexford Special Situations 1996
                                                 Institutional, L.P.
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         102,141
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    102,141
                      ----------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       102,141

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.0%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------
                                                              Page 6 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                            Wexford Advisors, LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         738,168
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0

                      10. Shared Dispositive Power (see Item 5 below)    738,168

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       738,168

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      7.3%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------


                                                              Page 7 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.      Wexford-Euris Special Situations 1996, L.P.
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7. Sole Voting Power                                     0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8. Shared Voting Power (see Item 5 below)          172,767
    Reporting
                      ----------------------------------------------------------
    Person With       9. Sole Dispositive Power                                0
                      ----------------------------------------------------------
                      10.Shared Dispositive Power (see Item 5 below)     172,767

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       172,767

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]
--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.7%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 8 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
 .  Names of Reporting Persons.                      Wexford-Euris Advisors, LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7. Sole Voting Power                                     0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8. Shared Voting Power (see Item 5 below)          172,767
    Reporting
                      ----------------------------------------------------------
    Person With       9. Sole Dispositive Power                                0
                      ----------------------------------------------------------
                      10.Shared Dispositive Power (see Item 5 below)     172,767

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       172,767

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.7%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 9 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.       Wexford Special Situations 1996, Limited
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)          27,325
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)     27,325

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                        27,325

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      0.3%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 10 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                Wexford Capital Partners II, L.P.
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7. Sole Voting Power                                     0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8. Shared Voting Power (see Item 5 below)          736,342
    Reporting
                      ----------------------------------------------------------
    Person With       9. Sole Dispositive Power                                0
                      ----------------------------------------------------------
                      10.Shared Dispositive Power (see Item 5 below)     736,342

--------------------------------------------------------------------------------

11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       736,342

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      7.3%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                             Page 11 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.               Wexford Capital Corporation
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         736,342
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    736,342

--------------------------------------------------------------------------------

11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       736,342

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      7.3%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------

                                                             Page 12 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.              Wexford Overseas Partners I, L.P.
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         137,445
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    137,445
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       137,445

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                    1.4%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                             PN

--------------------------------------------------------------------------------


                                                             Page 13 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                          Wexford Capital Limited
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         137,445
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    137,445

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       137,445

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.4%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 14 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                          CD Holding Company, LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]
--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       3,574,722
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  3,574,722

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     3,574,722

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     35.2%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 15 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                              Charles E. Davidson
    I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                            4,358,995
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       1,904,485
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                       4,358,995
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  1,904,485

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     6,263,480

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     61.1%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               IN

--------------------------------------------------------------------------------

                                                             Page 16 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                                 Joseph M. Jacobs
    I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially
                      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       1,904,485
    Reporting
                      ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  1,904,485

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     1,904,485

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     18.6%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               IN

--------------------------------------------------------------------------------

                                                             Page 17 of 27 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                            Gulfport Funding, LLC
    I.R.S. Identification Nos. of Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                   0
    Beneficially
                      ---------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)        108,625
    Reporting
                      ---------------------------------------------------------
    Person With       9.  Sole Dispositive Power                              0

                      10. Shared Dispositive Power (see Item 5 below)   108,625

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       108,625

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.0%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 18 of 27 Pages

         This Amendment No. 5 to Schedule 13D modifies and supplements the
Schedule 13D (the "Statement") initially filed on July 22, 1997, amended and restated in its entirely by Amendment No. 1 to the Statement filed July 30, 1997, and further amended by Amendment No. [sic] 1 to the Statement filed on June 12, 1998, Amendment No. 3 to the Statement filed on January 21, 1999, and Amendment No. 4 to the Statement filed October [20], 1999 with respect to the common stock, $0.01 par value per share (the "Common Stock"), of GULFPORT ENERGY CORPORATION, a Delaware corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 5, the Statement, as amended as provided above, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 2. Identity and Background. Since the date of the last amendment to the Statement filed as aforesaid, the Reporting Persons disclosed herein formed Gulfport Funding, LLC, a Delaware limited liability company ( "GF LLC"), for the purpose of making one or more loans to the Company. In consideration of a $3,000,000 loan made by GF LLC to the Company in May 2001, GF LLC received warrants (the "Warrants") exercisable to purchase up to 108,625 shares of the Common Stock at an exercise price equal to the average closing price of the Common Stock over the five trading days following the grant of such Warrants. The Warrants are currently exercisable. GF LLC is owned by the Reporting Persons disclosed herein in proportion to their ownership of Common Stock. GF LLC is managed by Wexford Capital LLC, formerly known as Wexford Management LLC ("Wexford Capital").

Item 5.  Interest in Securities of the Issuer.


     As a result of the grant of Warrants to GF LLC, the Reporting Persons may be deemed to beneficially own the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 10,146,566 shares of Common Stock issued and outstanding, which, based upon information and belief, is the number of Shares currently outstanding):

1.  WEXFORD CAPITAL LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:        1,904,485
             Percentage:                                                                18.6%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                            1,904,485
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition               1,904,485
    (c)      Other than as reported above, there were no
             transactions by Wexford Capital in connection with
             the Common Stock during the past 60 days.
    (d)      Wexford Capital may be deemed to have the
             right to receive or the power to direct the receipt
             of dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.

2.  WEXFORD SPECTRUM INVESTORS LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:           11,138
             Percentage:                                                                 0.1%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                               11,138
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                  11,138
    (c)      Other than as reported above, there were no
             transactions by Wexford Spectrum in connection with
             the Common Stock during the past 60 days.
    (d)      Wexford Spectrum may be deemed to have the
             right to receive or the power to direct the receipt
             of dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.


                                                             Page 19 of 27 Pages

3.  WEXFORD SPECTRUM ADVISORS, LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:           11,138
             Percentage:                                                                 0.1%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                               11,138
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                  11,138
    (c)      Other than as reported above, there were no
             transactions by the Spectrum General Partner in
             connection with the Common Stock during the past 60
             days.
    (d)      The Spectrum General Partner may be deemed to
             have the right to receive or the power to direct the
             receipt of dividends from, or proceeds from the sale
             of the Common Stock.
    (e)      Not applicable.

4.  WEXFORD SPECIAL SITUATIONS 1996, L.P.
    (a)      Aggregate number of shares of Common Stock beneficially owned:          608,702
             Percentage:                                                                 6.0%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              608,702
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 608,702
    (c)      Other than as reported above, there were no transactions by
             Wexford Special Situations 1996, L.P. in connection with the
             Common Stock during the past 60 days.
    (d)      Wexford Special Situations 1996, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
    (e)      Not applicable.

5.  WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, L.P.
    (a)      Aggregate number of shares of Common Stock beneficially owned:          102,141
             Percentage:                                                                 1.0%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              102,141
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 102,141
    (c)      Other than as reported above, there were no transactions by
             Wexford Special Situations 1996 Institutional, L.P. in
             connection with the Common Stock during the past 60 days.
    (d)      Wexford Special Situations 1996 Institutional, L.P. may be
             deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.

6.  WEXFORD ADVISORS, LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:          738,168
             Percentage:                                                                 7.3%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              738,168
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 738,168
    (c)      Other than as reported above, there were no
             transactions by the Special General Partner in
             connection with the Common Stock during the past 60
             days.
    (d)      The Special General Partner may be deemed to
             have the right to receive or the power to direct the
             receipt of dividends from, or proceeds from the sale
             of the Common Stock.
    (e)      Not applicable.


                                                             Page 20 of 27 Pages

7.  WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.
    (a)      Aggregate number of shares of Common Stock beneficially owned:          172,767
             Percentage:                                                                 1.7%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              172,767
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition1                 72,767
    (c)      Other than as reported above, there were no
             transactions by Wexford-Euris in connection with the
             Common Stock during the past 60 days.
    (d)      Wexford-Euris may be deemed to have the right
             to receive or the power to direct the receipt of
             dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.

8.  WEXFORD-EURIS ADVISORS, LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:          172,767
             Percentage:                                                                 1.7%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              172,767
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition1                 72,767
    (c)      Other than as reported above, there were no
             transactions by the Euris General Partner in
             connection with the Common Stock during the past 60
             days.
    (d)      The Euris General Partner may be deemed to
             have the right to receive or the power to direct the
             receipt of dividends from, or proceeds from the sale
             of the Common Stock.
    (e)      Not applicable.

9.  WEXFORD SPECIAL SITUATIONS 1996, LIMITED
    (a)      Aggregate number of shares of Common Stock beneficially owned:           27,325
             Percentage:                                                                 0.3%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                               27,325
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                  27,325
    (c)      Other than as reported above, there were no
             transactions by Wexford Cayman in connection with the
             Common Stock during the past 60 days.
    (d)      Wexford Cayman may be deemed to have the right
             to receive or the power to direct the receipt of
             dividends from, or proceeds from the sale of the
             Common Stock. The filing of this Statement shall not
             be construed as an admission that Wexford Cayman is,
             for the purposes of Section 13D of the Act, the
             beneficial owner of any securities covered by this
             Statement.
    (e)      Not applicable.

10. WEXFORD CAPITAL PARTNERS II, L.P.
    (a)      Aggregate number of shares of Common Stock beneficially owned:          736,342
             Percentage:                                                                 7.3%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              736,342
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 736,342
    (c)      Other than as reported above, there were no
             transactions by Wexford Capital in connection with
             the Common Stock during the past 60 days.
    (d)      Wexford Capital may be deemed to have the
             right to receive or the power to direct the receipt
             of dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.


                                                             Page 21 of 27 Pages

11. WEXFORD CAPITAL CORPORATION
    (a)      Aggregate number of shares of Common Stock beneficially owned:          736,342
             Percentage:                                                                7.3%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              736,342
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 736,342
    (c)      Other than as reported above, there were no
             transactions by the Wexford Capital General Partner
             in connection with the Common Stock during the past
             60 days.
    (d)      The Wexford Capital General Partner may be
             deemed to have the right to receive or the power to
             direct the receipt of dividends from, or proceeds
             from the sale of the Common Stock.
    (e)      Not applicable.

12. WEXFORD OVERSEAS PARTNERS I, L.P.
    (a)      Aggregate number of shares of Common Stock beneficially owned:          137,445
             Percentage:                                                                1.4%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              137,445
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 137,445
    (c)      Other than as reported above, there were no
             transactions by Wexford Overseas in connection with
             the Common Stock during the past 60 days.
    (d)      Wexford Overseas may be deemed to have the
             right to receive or the power to direct the receipt
             of dividends from, or proceeds from the sale of the
             Common Stock.
    (e)      Not applicable.

13. WEXFORD CAPITAL LIMITED
    (a)      Aggregate number of shares of Common Stock beneficially owned:          137,445
             Percentage:                                                                 1.4%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              137,445
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 137,445
    (c)      Other than as reported above, there were no
             transactions by the Wexford Overseas General Partner
             in connection with the Common Stock during the past
             60 days.
    (d)      The Wexford Overseas General Partner may be
             deemed to have the right to receive or the power to
             direct the receipt of dividends from, or proceeds
             from the sale of the Common Stock.
    (e)      Not applicable.

14. CD HOLDING COMPANY, LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:        3,574,722
             Percentage:                                                                35.2%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                            3,574,722
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition               3,574,722
    (c)      Other than as reported above, there were no
             transactions by CD Holding Company, LLC in connection
             with the Common Stock during the past 60 days.
    (d)      CD Holding Company, LLC may be deemed to have
             the right to receive or the power to direct the
             receipt of dividends from, or proceeds from the sale
             of the Common Stock.
    (e)      Not applicable.

                                                             Page 22 of 27 Pages

15. CHARLES E. DAVIDSON
    (a)      Aggregate number of shares of Common Stock beneficially owned:        6,263,480
             Percentage:                                                                61.1%
    (b)      1. Sole power to vote or to direct vote:                              4,358,995
             2. Shared power to vote or to direct vote:                            1,904,485
             3. Sole power to dispose or to direct the disposition:                4,358,995
             4. Shared power to dispose or to direct the disposition               1,904,485
    (c)      Other than as reported above, there were no
             transactions by Mr. Davidson in connection with the
             Common Stock during the past 60 days.
    (d)      Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
    (e)      Not applicable.

16. JOSEPH M. JACOBS
    (a)      Aggregate number of shares of Common Stock beneficially owned:        1,904,485
             Percentage:                                                                18.6%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                            1,904,485
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition               1,904,485
    (c)      Other than as reported above, there were no
             transactions by Mr. Jacobs in connection with the
             Common Stock during the past 60 days.
    (d)      Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.
    (e)      Not applicable.

17. GULFPORT FUNDING, LLC
    (a)      Aggregate number of shares of Common Stock beneficially owned:          108,625
             Percentage:                                                                 1.0%
    (b)      1. Sole power to vote or to direct vote:                                    -0-
             2. Shared power to vote or to direct vote:                              108,625
             3. Sole power to dispose or to direct the disposition:                      -0-
             4. Shared power to dispose or to direct the disposition                 108,625
    (c)      Other than as reported above, there were no
             transactions by Gulfport Funding, LLC in connection
             with the Common Stock during the past 60 days.
    (d)      Gulfport Funding, LLC may be deemed to have
             the right to receive or the power to direct the
             receipt of dividends from, or proceeds from the sale
             of the Common Stock.
    (e)      Not applicable.


         Wexford Capital may, by reason of its status as investment manager to the Wexford Funds, manager to Wexford Spectrum and GF LLC and investment sub-advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum, GF LLC and Wexford Cayman possess beneficial ownership.

         The Special General Partner may, by reason of its status as general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership. The Special General Partner may, by reason of its status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses the beneficial ownership.

         The Euris General Partner may, by reason of its status as the general partner of Wexford-Euris, be deemed to own beneficially the Common Stock of which Wexford-Euris possesses beneficial ownership.

         The Wexford Capital General Partner may, by reason of its status as general partner of Wexford Capital, be deemed to own beneficially the Common Stock of which Wexford Capital possesses beneficial ownership.

         The Wexford Overseas General Partner may, by reason of its status as general partner of Wexford Overseas, be deemed to own beneficially the Common Stock of which Wexford Overseas possesses beneficial ownership.


                                                             Page 23 of 27 Pages

         Wexford Advisors may, by reason of its status as a general partner of Wexford Spectrum Fund I, L.P. and Wexford Spectrum II, L.P., and as manager of Wexford Spectrum, be deemed to own beneficially the Common Stock of which Wexford Spectrum possesses beneficial ownership.

         Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum, GF LLC and Wexford Cayman possess beneficial ownership.

         Charles E. Davidson may, by reason of his status as manager of CD Holding Company, LLC, be deemed to own beneficially the Common Stock of which CD Holding Company, LLC possesses beneficial ownership.

                                    * * * * *

                                                             Page 24 of 27 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 26, 2001

WEXFORD CAPITAL LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Senior Vice President


WEXFORD SPECTRUM
   INVESTORS LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD SPECTRUM
   ADVISORS, LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD SPECIAL
   SITUATIONS 1996, L.P.

By: Wexford Advisors LLC,
         general partner

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD SPECIAL SITUATIONS
   1996 INSTITUTIONAL, L.P.

By: Wexford Advisors LLC,
         general partner

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD ADVISORS, LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President



                                                             Page 25 of 27 Pages

WEXFORD-EURIS SPECIAL
   SITUATIONS 1996, L.P.

By: Wexford-Euris Advisor LLC,
         general partner

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD-EURIS ADVISORS, LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD SPECIAL
   SITUATIONS 1996, LIMITED

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD CAPITAL
   PARTNERS II, L.P.

By: Wexford Capital II, L.P.,
         general partner

By: Wexford Capital Corporation,
         general partner

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD CAPITAL CORPORATION

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD OVERSEAS
   PARTNERS I, L.P.

By: Wexford Capital Overseas, L.P.,
         general partner

By: Wexford Capital Limited

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


                                                             Page 26 of 27 Pages

WEXFORD CAPITAL LIMITED

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Vice President


CD HOLDING COMPANY, LLC

By: /s/ Charles E. Davidson
    ------------------------------
         Name:    Charles E. Davidson
         Title:   Manager


/s/ Charles E. Davidson
------------------------------
CHARLES E. DAVIDSON



/s/ Joseph M. Jacobs
------------------------------
JOSEPH M. JACOBS


GULFPORT FUNDING, LLC

By: WEXFORD CAPITAL LLC

By: /s/ Arthur H. Amron
    ------------------------------
         Name:    Arthur H. Amron
         Title:   Senior Vice President

                                                             Page 27 of 27 Pages